UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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WISDOMTREE INVESTMENTS, INC.
(Name of Registrant as Specified in Its Charter)

ETFS CAPITAL LIMITED LION POINT CAPITAL, LP LION POINT MASTER, LP LION POINT CAPITAL GP, LLC LION POINT HOLDINGS GP, LLC GRAHAM TUCKWELL DIDRIC CEDERHOLM LYNN S. BLAKE DEBORAH FUHR
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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ETFS Capital Limited, together with the other participants named herein (collectively, “ETFS Capital”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of WisdomTree Investments, Inc., a Delaware corporation (the “Company”).

On May 4, 2022, ETFS Capital issued the following press release and public letter to the board of directors of the Company:

ETFS CAPITAL AND LION POINT ANNOUNCE BREAKDOWN OF SETTLEMENT DISCUSSIONS WITH WISDOMTREE INVESTMENT, INC. AND INTENTION TO FILE PRELIMINARY PROXY MATERIALS

Expresses Extreme Disappointment in Apparent Bad Faith Motives of the Board and Management in Seeking to Settle with ETFS and Lion Point

Sends Open Letter to the Board of Directors of WisdomTree

Highlights Urgent Need for Independent Directors with Relevant Industry Experience to Help Correct WisdomTree’s Value Destruction and Hold Management Accountable

NEW YORK, May 4, 2022 (GLOBE NEWSWIRE) -- ETFS Capital Limited (“ETFS”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”) and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree Investments, Inc. (“WisdomTree” or the “Company”) (NASDAQ:WETF), with aggregate ownership of approximately 10.4% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18.6% of the Company’s outstanding Common Stock on an as-converted basis, and Lion Point Capital, LP (together with certain of its affiliates, “Lion Point” and together with ETFS, the “Group”), which owns 3.1% of the outstanding Common Stock, announced today their intention to file preliminary proxy materials for election to the Board of Directors of WisdomTree (the “Board”) at the Company’s 2022 annual meeting of stockholders and issued an open letter to the Board.

The full text of the letter sent to WisdomTree follows:

May 4, 2022

Dear Board Members,

As you know, ETFS Capital Limited (“ETFS”) and Lion Point Capital, LP (together with certain of its affiliates, “Lion Point” and together with ETFS, the “Group” or “us”) currently beneficially own approximately 13.5% of the outstanding common stock of WisdomTree Investments, Inc. (“WisdomTree” or the “Company”) and approximately 21.4% of the Company upon conversion of their Series A Non-Voting Convertible Preferred Stock, making us the Company’s largest economic stakeholder.

We believe that there is substantial value to be unlocked at WisdomTree through operational and governance improvements. ETFS has proven its clear operational and product innovation skills by building its European ETC Business over decades, which WisdomTree acquired in 2018 and which has been the single largest driver of WisdomTree’s asset growth since the acquisition. ETFS also has created over one billion dollars of enterprise value through operating ETF issuers and investing in the ETF and crypto ETP/digital assets ecosystems. Similarly, Lion Point has unlocked billions of dollars in stockholder value at public and private companies through strategic changes, operational efficiency improvements and governance enhancements.

We are writing this open letter to give all WisdomTree stockholders transparency about how our genuine efforts to work constructively with the Board of Directors of the Company (the “Board”) have been thwarted by a CEO who, only hours before a cooperation agreement was set to be signed, made clear his determination to preserve the status quo and not make any meaningful changes to the way the Company is operated. This leaves us no choice but to address our concerns directly and publicly in this letter and our proxy materials, which we intend to distribute in the coming weeks.

As you know, we have repeatedly offered our assistance and expertise in the ETF industry to WisdomTree in an effort to generate value for all stockholders. After the Company chose not to meaningfully respond to these offers, on March 18, 2022 we nominated three extraordinarily qualified directors with ETF experience for election at WisdomTree’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”). Our nominees have received tremendous support from stockholders of the Company, many of whom have repeatedly expressed to us and the Board, their frustration with the Company’s historical underperformance and their strong desire for change at both the management and Board level.

Despite the apparent broad and deep support for our nominees, including from current WisdomTree employees – an unprecedented occurrence in our experience – we have spent considerable time and effort to work privately with the Board to negotiate and draft a cooperation agreement that we believe would give the Company the opportunity to implement much needed changes without having to engage in a costly and public proxy contest. Over the past month, we have sought to come to an arrangement that would: review the Company’s bloated cost structure, refocus spending away from misguided growth initiatives, add much-needed ETF experience to the Board, and enhance dated governance practices. Notably, these changes included terminating the Shareholder Rights Plan adopted on March 14, 2022 and starting the process to declassify the Board. While we feel these changes still fall materially short of best governance practices, we believed that coupled with material changes to the operational performance of the Company over the coming months, these changes would constitute steps in the right direction.

The Board should be well aware that similar arrangements that Lion Point and its affiliates and partners have executed with public companies over the years have cumulatively resulted in billions of dollars of shareholder value created. However, we strongly believe that any such successful engagement of this sort is only viable where the negotiation of the cooperation agreement is carried out in good faith by the Company, resulting in a high degree of reciprocal trust between the Company and its stockholders. In particular, trust that the Company will then go forward and honor not just the letter, but the spirit of the agreement and work collaboratively to make the required changes in the interests of all stakeholders.

We are extremely disappointed that despite our best efforts to reach an agreement with the Company over the past month and having an agreement in substantially final form, recent actions taken by WisdomTree over the last few days and statements made to us and other stockholders (both publicly and privately) have confirmed to us, without any doubt, that even should the Company sign an agreement with us, it appears to have no intention of honoring the spirit of any such agreement and is merely seeking to silence its largest stakeholders to maintain the status quo whilst doing little more than embracing cosmetic governance changes. In conversations that occurred this past Monday, both the CEO and the Chairman made it clear to ETFS that they have no desire or intention to adopt changes to the operations or direction of the Company in any meaningful way.

In our view, Jonathan Steinberg, a director and the CEO who has presided over multiple years of value destruction and subpar returns, bears a large part of the responsibility for the Company’s underperformance and staggering loss in market share. We believe his strategy of repeatedly attempting to chase the “next big thing” (more often than not ending up in write-offs or divestitures), has caused the Company to miss opportunities to capitalize on the cash generation and growth potential of WisdomTree’s core ETF franchise. Although Mr. Steinberg’s board seat is not up for election until 2023, we believe that the 2022 Annual Meeting can serve as an effective referendum on his credibility as CEO and his track record of value destruction. We and many other stockholders strongly believe that WisdomTree critically needs a new CEO who is commercial, has clear and proven ETF expertise, and can deliver improved execution under the oversight of a better qualified Board, one with stockholder-elected independent directors with deep and proven ETF experience.

We look forward to sharing our views on the performance of the Company and the CEO with WisdomTree’s stockholders, proxy advisory firms, the SEC, independent financial advisors, the Company’s vendors and partners, industry media, and investors in WisdomTree’s products over the coming weeks through our proxy materials.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

ETFS Capital Limited (“ETFS Capital”) and the other Participants (as defined below), intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly qualified director nominees at the 2022 annual meeting of stockholders of WisdomTree Investments, Inc. a Delaware corporation (the “Company”).

ETFS CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be ETFS Capital, Lion Point Master, LP (“Lion Point Master”), Lion Point Capital GP, LLC (“Lion Point GP”), Lion Point Capital, LP (“Lion Point Capital”), Lion Point Holdings GP, LLC (“Lion Point Holdings”), Graham Tuckwell, Didric Cederholm, Lynn S. Blake and Deborah Fuhr (collectively, the “Participants”).

As of the date hereof, ETFS Capital directly beneficially owns 15,250,000 shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”). ETFS Capital also directly owns 14,750 shares of the issuer's Series A Non-Voting Convertible Preferred Stock, which are convertible immediately into 14,750,000 shares of Common Stock at the holder's option. The Certificate of Designations for the Series A Non-Voting Convertible Preferred Stock (the "Preferred Stock") restricts ETFS Capital from converting such Preferred Stock into Common Stock if ETFS Capital would beneficially own more than 9.99% of the Issuer's outstanding Common Stock after giving effect to such conversion, and renders any conversions over such amount void ab initio (the “Conversion Cap”). As the Chairman and controlling shareholder of ETFS Capital, Mr. Tuckwell may be deemed an indirect beneficial owner of the 15,250,000 shares of Common Stock directly owned by ETFS Capital and the 14,750 shares of Preferred Stock directly owned by ETFS Capital. As of the date hereof, Lion Point Master directly beneficially owns 4,521,979 shares of Common Stock. As the general partner of Lion Point Master, Lion Point GP may be deemed to beneficially own the 4,521,979 shares of Common Stock directly owned by Lion Point Master. As the investment manager of Lion Point Master, Lion Point Capital may be deemed to beneficially own the 4,521,979 shares of Common Stock directly owned by Lion Point Master. As the general partner of Lion Point Capital, Lion Point Holdings may be deemed to beneficially own the 4,521,979 shares of Common Stock directly owned by Lion Point Master. As a Manager and Member of Lion Point Holdings, Mr. Cederholm may be deemed the beneficial owner of the 4,521,979 shares of Common Stock owned directly by Lion Point Master.

Investor Contacts:

ETFS:

Martyn James, (+44) 207-509-0674
info@etfscapital.com

Lion Point:

Cristiano Amoruso, (212) 356-6200
info@lionpoint.com